Exhibit No. 16.1
Marketing Acquisition Corporation
File No. 0-52072
Form 8 -K
Report date: May 4, 2010

Letterhead of S. W. Hatfield, CPA
May 4, 2010

U. S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Gentlemen:

On May 4, 2010, this Firm received the final draft copy of a Current Report on Form 8-K to be filed by Marketing Acquisition Corporation (SEC File #0-52072, CIK # 1002396) (Company) reporting an Item 4.01 - Changes in Registrant’s Certifying Accountant.

We have no disagreements with the statements made in the draft Form 8-K,  Item 4.01 disclosures which we read.

Yours truly,

/s/ S. W. Hatfield, CPA

S. W. Hatfield, CPA
Dallas, Texas